Exhibit 4.4

                                 FIRST AMENDMENT
                                     to the
                         CHOICE ONE COMMUNICATIONS INC.
                         1998 EMPLOYEE STOCK OPTION PLAN
                             (May 2000 Restatement)



         WHEREAS, Choice One Communications, Inc. (the "Company") has reserved the right to amend the Choice One Communications Inc. 1998 Employee Stock Option Plan (May 2000 Restatement) (the "Plan") at any time or from time to time by action of the Employee Option Plan Administration Committee; and

         WHEREAS, this amendment has been authorized by the Employee Option Plan Administration Committee;

         NOW, THEREFORE, subject to shareholder approval, the Company hereby amends the first sentence of Section 4 of the Plan, effective January 1, 2002, to provide as follows:

         The total number of shares of the Corporation's Common Stock (par value of $0.01 per share) available in the aggregate for awards under this Plan is 10,000,000 (subject to substitution or adjustment as provided in Section 10).

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this amendment which shall become effective as of the date set forth above.
                                            CHOICE ONE COMMUNICATIONS, INC.


Date:  December 19, 2001                     /s/Kim Robert Scovill
     -----------------------                ------------------------------------
                                                     Signature


                                               Vice President
                                            ------------------------------------
                                                     Title